      As filed with the Securities and Exchange Commission on May 23, 2002
                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

--------------------------------------------------------------------------------

                             SRA INTERNATIONAL, INC.

             (Exact Name of Registrant as Specified in its Charter)

         Delaware                                   7373                              54-1360804
(State or Other Jurisdiction of          (Primary Standard Industrial              (I.R.S. Employer
 Incorporation or Organization)           Classification Code Number)            Identification Number)


                              4350 Fair Lakes Court
                                Fair Lakes Court
                                Fairfax, VA 22033
                                 (703) 803-1500

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                 Ernst Volgenau
                      President and Chief Executive Officer
                             SRA International, Inc.
                              4350 Fair Lakes Court
                                Fairfax, VA 22033
                                 (703) 803-1500

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                 --------------

                                   copies to:

      Brent B. Siler, Esq.                           Michael J. Silver, Esq.
      David Sylvester, Esq.                            Stuart A. Barr, Esq.
   Alexander D. Baldwin, Esq.                         HOGAN & HARTSON L.L.P.
        HALE AND DORR LLP                          555 Thirteenth Street, N.W.
       11951 Freedom Drive                            Washington, D.C. 20004
     Reston, Virginia 20190                         Telephone: (703) 637-5600
    Telephone: (703) 654-7000                        Telecopy: (703) 637-5910
    Telecopy: (703) 654-7100

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |X| 333-83780

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

-----------
        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
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

                                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
                                                           Proposed Maximum     Proposed Maximum
 Title of Each Class of Securities      Amount To Be         Offering              Aggregate             Amount of
          To Be Registered             Registered (1)    Price Per Share (2)    Offering Price (2)    Registration Fee
-----------------------------------------------------------------------------------------------------------------------
Class A Common Stock, $0.004 par
value per share ........ ..........        690,000            $18.00               $12,420,000            $1,143
-----------------------------------------------------------------------------------------------------------------------
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(1) Includes 90,000 shares which the Underwriters have the option to purchase from the Company to cover over-allotments, if any.
(2) Calculated in accordance with Rule 457(a) of the Securities Act of 1933 on the basis of $18.00, the Price to the Public set forth on the cover page of the
Registrant's Prospectus dated May 23, 2002 relating to its initial public offering pursuant to the Company's Registration Statement on Form S-1 (File No.
333-83780).

================================================================================

                 EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

    This registration statement is being filed with respect to the registration of 690,000 additional shares of class A common stock, par value $0.004 per share, of SRA International, Inc., a Delaware corporation, pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the earlier effective registration statement (File No. 333-83780) are incorporated in this registration statement by reference.

    The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfax, Virginia, on this 23rd day of May, 2002.

                                       SRA INTERNATIONAL, INC.


                                       By  /s/ ERNST VOLGENAU
                                         ---------------------------------------
                                           Ernst Volgenau
                                           President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature                                      Title                                        Date
      ---------                                      -----                                        ----

/s/ ERNST VOLGENAU                  President, Chief Executive Officer and Director            May 23, 2002
------------------------            (Principal Executive Officer)
Ernst Volgenau

/s/ STEPHEN C. HUGHES               Senior Vice President and Chief Executive Officer          May 23, 2002
------------------------            (Principal Financial and Accounting Officer)
Stephen C. Hughes

         *
-----------------------             Chairman of the Board of Directors                         May 23, 2002
William K. Brehm

         *
-----------------------             Director                                                   May 23, 2002
Steven A. Denning

         *
-----------------------             Director                                                   May 23, 2002
E. David Crockett

         *
-----------------------             Director                                                   May 23, 2002
Michael R. Klein

         *
-----------------------             Director                                                   May 23, 2002
Delbert C. Staley


*By: /s/ ERNST VOLGENAU
    ---------------------
     Ernst Volgenau
     Attorney-in-Fact


                                  EXHIBIT INDEX

Exhibit No.                Description
-----------                -----------

 5                 Opinion of Hale and Dorr LLP
23.1               Consent of Hale and Dorr LLP (included in Exhibit 5)
23.2               Consent of Deloitte & Touche LLP
24.1A*             Power of Attorney of Steven A. Denning
24.1B+             Power of Attorney of Directors other than Steven A. Denning

--------------
* Filed as Exhibit 24.1A to the Registrant's Registration Statement on Form S-1 (File No. 333-83780) filed with the Commission on March 5, 2002.

+Filed as Exhibit 24.1B to the Registrant's Registration Statement on Form S-1 (File No. 333-83780) filed with the Commission on April 25, 2002.